Exhibit 99.1

INTERDIGITAL ANNOUNCES PRELIMINARY AND UNAUDITED
FOURTH QUARTER 2011 FINANCIAL RESULTS

KING OF PRUSSIA, PA – January 23, 2012 – InterDigital, Inc. (NASDAQ: IDCC) today announced preliminary and unaudited results for the fourth quarter ended December 31, 2011.

Revenue in fourth quarter 2011 is expected to be $74.2 million. Expected revenue consists of current royalties of $71.8 million, no past sales and $2.4 million from technology solutions.

Fourth quarter 2011 operating expenses are expected to be $41.5 million, including $10.5 million of intellectual property enforcement and non-patent litigation costs and a $4.6 million adjustment to reduce long-term compensation accrued prior to the period. This adjustment relates to a fourth quarter reduction in the accrual rates for two of our performance cycles from 100 percent to 50 percent resulting from the impact of our strategic alternatives review process on the timing of license agreements.

The Company expects to report other expense in fourth quarter 2011 of $2.7 million and a $9.1 million tax provision representing a 30 percent effective rate. The expected tax provision includes a benefit of $1.5 million related to after tax interest income associated with a tax refund.

Net income is expected to be $21.0 million, or $0.46 per diluted share. The Company expects to report approximately $678 million of cash and short-term investments as of December 31, 2011.

The financial results set forth above are preliminary, unaudited and subject to completion. As a result, these preliminary results may differ from the results that will be reported in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011.

About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations with respect to our financial results for the fourth quarter ended December 31, 2011.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, the review and audit of our financial statements as of and for the year ended December 31, 2011. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

###

Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com +1 (610) 878-7800	Janet Point Email: janet.point@interdigital.com +1 (610) 878-7800